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                                     EXHIBIT
                                   ITEM 23(j)

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Davis International Series, Inc.

We consent to the use of our report dated November 1, 2002 incorporated by reference in this Registration Statement of Davis International Total Return Fund, an authorized series of Davis International Series, Inc. and to the references to our firm under the headings "Financial Highlights" in the Prospectuses for Davis International Total Return Fund Class A, Class B and Class C and for Class Y shares, and "Auditors" in the Davis International Total Return Fund Statement of Additional Information.

                                                 /s/ KPMG  LLP
                                                 -------------------------------
                                                 /s/ KPMG LLP

Denver, Colorado
January 27, 2003